Exhibit 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Tel: (212) 564-4700

Tom Gibson, VP – Media Relations

Tel: (201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS

NEWTOWN, PA, February 22, 2006 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ/NMS: BITI) today announced its financial results for the quarter and year ended December 31, 2005.

Financial highlights for the fourth quarter and year ended December 31, 2005 include:

•	Service revenues for fourth quarter fiscal 2005 increased to $6.7 million as compared to $6.1 million for the same period in fiscal 2004. Fourth quarter 2005 service revenue was derived from 215 projects for 94 clients. Full year 2005 service revenues decreased to $23.7 million, as compared to $25.1 in fiscal 2004. Fiscal 2005 service revenues were derived from 270 projects for 115 clients.

•	Operating loss for fourth quarter fiscal 2005 was $557,000 compared to operating loss of $477,000 for fourth quarter 2004. For full year 2005, operating loss was $4.3 million compared to operating income of $1.6 million for fiscal 2004.

•	Net loss for the fourth quarter fiscal 2005 was $305,000, or $0.03 per fully diluted share, versus a net loss of $293,000, or $0.03 per fully diluted share, in the fourth quarter of 2004. For the full year 2005, net loss was $2.5 million, or $0.23 per fully diluted share, versus net income for fiscal 2004 of $949,000, or $0.08 per fully diluted share.

•	Backlog increased to $58.4 million, as of December 31, 2005, as compared to $38.5 million as of December 31, 2004. The increase in backlog is primarily the result of the increase in annual contract signings to $48.9 million in 2005 as compared to $32.3 million in 2004.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “Our primary focus during 2005 was to rebuild the backlog and position the Company to return to profitability. Based on the strength of our backlog and the positive trends in service revenue, we reiterate the 2006 guidance we gave in November 2005 of service revenue growth in the 12-15% range and to be profitable for the full year 2006.”

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Mr. Weinstein continued “Our total revenues of $30.5 million and fully diluted loss per share of 23 cents were within our expected range. It is significant to note, however, that in each quarter of this year, we reduced the fully diluted loss per share from nine cents in quarter one, to six cents in quarter two, to five cents in quarter three and then to three cents in the fourth quarter. We believe that the trend is clear, and it validates the business plan we enacted at the beginning of the year.”

He added, “Fourth quarter 2005 results were favorably impacted by a 10.7% sequential quarter over quarter increase in services revenue as we experienced increased activity levels in some of the larger 2005 contract signings in our core clinical trial imaging services division.”

Fourth quarter results include CapMed revenue and operating expenses of $51,000 and $388,000, respectively, and for the full year $360,000 and $1,468,000, respectively. Mr. Weinstein remarked, “Although the reported revenues from CapMed were below expectations, we continue to be positive on the future potential of electronic personal health records and our potential role in this space. Given CapMed’s strong level of proposal activity and interest level from various stakeholders, we believe that CapMed will operate at a breakeven for 2006.”

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EST to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674, PIN #7044398 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, and entering PIN #7044398. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the Company’s financial projections, the consummation and the successful integration of the proposed acquisition, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Service revenues	6,691	6,081	23,712	25,068
Reimbursement revenues	1,983	1,286	6,774	4,622

Total revenues	$8,674	$7,367	$30,486	$29,690

Costs and expenses:
Cost of revenues	6,705	5,757	25,088	20,452
General & admin. expenses	1,262	1,168	4,960	4,452
Sales & marketing expenses	1,263	919	4,772	3,182

Total cost and expenses	9,230	7,844	34,820	28,086

(Loss) income from operations	(556)	(477)	(4,334)	1,604
Interest income (expense) – net	39	(3)	83	3

Income before taxes	(517)	(480)	(4,251)	1,607
Income tax (benefit) provision	(212)	(187)	(1,706)	658

Net (loss) income	(305)	(293)	(2,545)	949

Basic (loss) earnings per share	$(0.03)	$(0.03)	$(0.23)	$0.09

Weighted average number of shares – basic	11,157	10,879	11,114	10,812
Diluted (loss) earnings per share	$(0.03)	$(0.03)	$(0.23)	$0.08

Weighted average number of shares – diluted	11,157	10,879	11,114	12,229

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$10,554	$9,650
Accounts receivable	6,631	7,958
Prepaid expenses and other current assets	992	889
Deferred income taxes	715	1,552

Total current assets	18,892	20,049
Property & equipment, net	5,109	5,102
Intangibles & goodwill	2,519	2,905
Deferred income taxes	1,844	—
Other assets	427	318

Total assets	$28,791	$28,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,681	$1,270
Accrued expenses and other current liabilities	2,026	1,859
Deferred revenue	6,255	3,077
Current maturities of capital lease obligations	918	722

Total current liabilities	10,880	6,928
Long-term capital lease obligations	508	907
Deferred income taxes	—	890
Other liability	206	131

Total liabilities	11,594	8,856

Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	22,303	22,016
Accumulated other comprehensive loss	(62)	—
Accumulated deficit	(5,047)	(2,501)

Total stockholders’ equity	17,197	19,518

Total liabilities & stockholders’ equity	$28,791	$28,374

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Twelve Months Ended
	12/31/05	12/31/04
Cash flows from operating activities:
Net (loss) income	(2,545)	949
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	2,312	1,760
(Benefit) provision for deferred income taxes	(1,817)	365
Sales leaseback gains	17	34
Loss on foreign currency options	29	—
Bad debt benefit	(1)	(13)
Non-cash stock based compensation expense	72	14
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,327	(3,156)
Increase in prepaid expenses and other current assets	(92)	(335)
(Increase) decrease in other assets	(109)	82
Increase in accounts payable	411	285
Increase (decrease) in accrued expenses and other current liabilities	262	(297)
Increase in deferred revenue	3,178	6
Increase in other liabilities	74	23

Net cash provided by (used in) operating activities	$3,118	$(283)

Cash flows from investing activities:
Purchases of property and equipment	(1,870)	(1,849)
Net cash paid for acquisitions	—	(1,213)

Net cash used in investing activities	$(1,870)	$(3,062)

Cash flows from financing activities:
Payments under equipment lease obligations	(826)	(659)
Payments under promissory note	—	(667)
Purchase of foreign currency options	(118)	—
Proceeds from exercise of stock options	93	130
Proceeds from sales leaseback	507	902

Net cash used in financing activities	$(344)	$(294)

Net increase (decrease) in cash and cash equivalents	904	(3,639)
Cash and cash equivalents at beginning of period	9,650	13,289

Cash and cash equivalents at end of period	$10,554	$9,650

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